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                                                                    EXHIBIT 12.1


           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                             (DOLLARS IN THOUSANDS)

                                                                  Historical                                        Pro Forma
                                            --------------------------------------------------------------  ------------------------
                                                                                        For the Six Months    For the    For the Six
                                                 For the Year Ended December 31,          Ended June 30,    Year Ended  Months Ended
                                            -----------------------------------------   ------------------   December 31,  June 30,
                                             1994    1995     1996     1997     1998      1998     1999        1998         1999
                                            ------  ------   -------  ------   ------   -------- ---------  ----------- ------------
Loss before income tax benefit,             (3,596) (12,793) (19,499) (20,936)(23,515)  (11,426)  (16,547)   (57,837)     (24,459)
  minority interest and extraordinary loss

     Fixed Charges:

          Interest expense                   4,975   14,132   20,164   20,759   20,688   10,497    14,992     43,292       21,630

          Interest portion of rental expense   113      264      428      464      514      232       314      1,085          542

          Dividends on unconsolidated
            subsidiary                          --       --      101      101       67       50        --         --           --
                                            ------  -------  -------  -------  -------   ------    ------    -------      -------
Earnings                                     1,492    1,603    1,194      388   (2,246)    (647)   (1,241)  (13,460)       (2,287)
                                            ======  =======  =======  =======  =======   ======    ======    =======      =======
     Fixed charges:

          Interest expense                   4,975   14,132   20,164   20,759   20,688   10,497    14,992     43,292       21,630

          Interest portion of rental expense   113      264      428      464      514      232       314      1,085          542

          Dividends on unconsolidated
            subsidiary                          --       --      101      101       67       50        --         --           --
                                            ------  -------  -------  -------  -------   ------    ------    -------      -------
Total fixed charges                          5,088   14,396   20,693   21,324   21,269   10,779    15,306     44,377       22,172
                                            ------  -------  -------  -------  -------   ------    ------    -------      -------

Ratio of earnings to fixed charges             n/a      n/a      n/a      n/a      n/a      n/a       n/a        n/a          n/a

Earnings inadequate to cover fixed charges:

     Total fixed charges                     5,088   14,396   20,693   21,324   21,269   10,779    15,306     44,377       22,172

     Earnings                                1,492    1,603    1,194      388   (2,246)    (647)   (1,241)   (13,460)      (2,287)
                                            ------  -------  -------  -------  -------   ------    ------    -------      -------
     Deficiency of earnings to fixed charges(3,596) (12,793) (19,499) (20,936) (23,515) (11,426)  (16,547)   (57,837)     (24,459)
                                            ======  =======  =======  =======  =======   ======    ======    =======      =======



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